FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated April 13, 2005, by and among AmeriGas Partners, L.P., a Delaware limited partnership (the “Company”), AP Eagle Finance Corp., a Delaware corporation (the “Co-Issuer,” and together with the Company, the “Issuers”) and Wachovia Bank, National Association (as successor to First Union National Bank), as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers and the Trustee are parties to an Indenture dated August 21, 2001 (the “Original Indenture”), providing for the issuance of an aggregate principal amount of $200,000,000 of 8?% Senior Subordinated Notes due 2011 (the “Notes”);

WHEREAS, the Original Indenture was amended and supplemented by a Supplemental Indenture, dated May 3, 2002 (the “First Supplemental Indenture”), pursuant to which the Issuers issued additional Notes in the aggregate principal amount of $40,000,000;

WHEREAS, the Original Indenture was further amended and supplemented by a Second Supplemental Indenture, dated December 3, 2002 (the “Second Supplemental Indenture”), pursuant to which the Issuers issued additional Notes in the aggregate principal amount of $88,000,000;

WHEREAS, the Original Indenture was further amended and supplemented by a Third Supplemental Indenture, dated April 16, 2003 (the “Third Supplemental Indenture”), pursuant to which the Issuers issued additional Notes in the aggregate principal amount of $32,000,000;

WHEREAS, the Original Indenture was further amended and supplemented by a Fourth Supplemental Indenture, dated April 27, 2004 (the “Fourth Supplemental Indenture”), pursuant to which the Issuers issued additional Notes in the aggregate principal amount of $28,000,000;

WHEREAS, the Company has commenced a tender offer (the “Tender Offer”) for the Notes and, in connection therewith, a solicitation of consents (the “Solicitation”) from the holders of the Notes (the “Holders”) to certain amendments to the Original Indenture (as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”) as set forth in the Offer to Purchase and Consent Solicitation Statement of the Company dated April 4, 2005;

WHEREAS, pursuant to the Solicitation, the Holders of at least a majority in aggregate principal amount of the Notes outstanding have consented to the amendments effected by this Fifth Supplemental Indenture in accordance with the provisions of the Indenture;

WHEREAS, pursuant to Sections 10.4 and 10.5 of the Indenture, there has been delivered to the Trustee on the date hereof an Officers’ Certificate and an Opinion of Counsel certifying that this Fifth Supplemental Indenture complies with applicable provisions of the Indenture.

NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1)	DEFINITIONS. Capitalized terms used but not defined in this Fifth Supplemental Indenture shall have the specified meanings set forth in the Original Indenture.

2) AMENDMENTS TO INDENTURE.

a)	The amendments set forth in this Supplemental Indenture shall become operative on the date that the Company notifies Wachovia Bank, National Association, in its capacity as Depositary in connection with the Tender Offer, that the Notes tendered are accepted for purchase and payment pursuant to the Tender Offer. If the Notes are not accepted for payment by the Company for any reason, the amendments set forth herein will not become operative.

b)	The sections of the Indenture identified below will be deleted or amended as indicated. In addition, any references in the Indenture to sections deleted pursuant to this Fifth Supplemental Indenture shall be of no further force and effect.

i)	Sections 3.10, 4.3, 4.4, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.17 of the Indenture shall be deleted in their entirety, and the remaining sections of Article 4 shall be renumbered accordingly. Any references in the Indenture to Sections 4.5, 4.6 or 4.7, shall hereinafter refer to Sections 4.3, 4.4 and 4.5, respectively.

ii)	Clauses (a) and (b) of Section 5.1 of the Indenture shall be replaced by the following language:

(a) The Partnership shall not consolidate or merge with or into (whether or not the Partnership is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless the Person formed by or surviving any such consolidation or merger (if other than the Partnership) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Partnership pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and this Indenture.

(b) Finance Corp. shall not consolidate or merge with or into (whether or not Finance Corp. is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless the Person formed by or surviving any such consolidation or merger (if other than Finance Corp.) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Finance Corp., pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and this Indenture.

iii)	Section 6.1 of the Indenture shall be amended by deleting clauses (4), (5), (6) and (7) in their entirety.

iv)	Section 8.4 of the Indenture shall be amended by deleting clauses (b), (c) and (f) in their entirety (and relettering the remaining clauses of Section 8.4 accordingly), and by replacing clause (a) with the following language:

(a) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium and Liquidated Damages, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

3)	RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fifth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes (whether heretofore or hereafter authenticated and delivered) shall be bound hereby.

4)	GOVERNING LAW. This Fifth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the state of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

5)	TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture.

6)	COUNTERPARTS. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7)	EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not effect the construction thereof.

8)	CONFLICT WITH TIA. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Fifth Supplemental Indenture by any provision of the Trust Indenture Act of 1939, as amended, such required provision shall control.

9)	SUCCESSORS AND ASSIGNS. All covenants and agreements in this Fifth Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

10)	SEPARABILITY CLAUSE. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:

AMERIGAS PARTNERS, L.P.
by AmeriGas Propane, Inc., as General Partner

By:

Name: Robert W. Krick
Title: Vice President and Treasurer

CO-ISSUER:

AP EAGLE FINANCE CORP.

By:

Name: Robert W. Krick
Title: Vice President and Treasurer

TRUSTEE:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Trustee

By:	—
Name:
Title: